10.1


WHEREVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH OMISSIONS ARE DENOTED BY AN ASTERISK), SUCH CONFIDENTIAL INFORMATION HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT


                        APPLICATION PRODUCTIVITY STRATEGIES
                         DEVELOPMENT AND SERVICES AGREEMENT

         This Application Productivity Strategies Development and Services Agreement ("Agreement") made and entered into this 11th day of October, 1996 by and among META Group, Inc. ("META"), a Delaware corporation with offices at 208 Harbor Drive, Stamford, Connecticut, 06912 and Rubin Systems Incorporated ("RSI"), a New York corporation and Howard Rubin ("Principal"), both with offices at 5 Winterbottom Lane, Pound Ridge, New York, 10576. RSI and Principal are sometimes referred to herein collectively as "RSI".

                               W I T N E S S E T H:
                               --------------------

     WHEREAS, RSI and Principal are in the business of and are experts in, providing software programming productivity analysis and related services to businesses, including information technology ("IT") vendors and users; and

     WHEREAS, Principal is the controlling shareholder and President of RSI; and

     WHEREAS, META and RSI wish to enter into an agreement under which RSI is to develop for META certain products and perform certain services described below; and

     WHEREAS, META will provide certain services and distribution channels described below; and

     WHEREAS, RSI and META will jointly perform certain functions and produce certain deliverables described below.

     NOW, THEREFORE, in consideration of the premises and the terms hereinafter set forth, the parties, intending to be legally bound, agree as follows:

     1. Services. META hereby retains RSI to provide technical services for the development, implementation and maintenance, on an exclusive basis, of META's Application Productivity Strategies service ("APS") which shall include without limitation the delivery to META for use by META's customers of those items described in Exhibit 1 hereto. META's APS will include the provision of research, information and consulting services for META customers on an annual retainer basis. RSI shall provide to META such services through the services of Principal and others acceptable to META. RSI acknowledges that META lacks knowledge and expertise sufficient to perform such services for itself and that META is and will be relying upon the knowledge and expertise of RSI therefor, which RSI hereby warrants and represents are sufficient to develop and maintain the APS as provided herein.

     2. Responsibilities of the Parties. Each of META and RSI shall provide the deliverables and services described in Exhibit 1 annexed hereto in order to maximize the profitability of the APS. The parties agree to use their commercially reasonable best efforts to deliver those items set forth in Exhibit 1 in a timely and professional manner, pursuant to the Milestones and Timing
Schedule annexed hereto as Exhibit 2. Notwithstanding any language to the contrary contained herein, META shall, in its sole and absolute discretion, determine how, when, where and whether to market or sell the APS.

     3. Documentation. RSI agrees that all documentation to be delivered to META shall conform with generally accepted standards in the IT industry and be acceptable to META in its sole and absolute discretion, which acceptance shall be in writing.

     4. Place of Performing Services. The services to be provided by RSI hereunder shall be performed at RSI's offices or other mutually agreed upon location. Except for reasonable expenses incurred by RSI arising out of META requests for services beyond those set forth in Exhibit 1, META shall not be liable for any travel, living or similar expenses incurred by RSI in connection with the services to be performed hereunder unless otherwise agreed to in writing by the parties.

     5. Time for Performance of Services. Within ten (10) days after execution of this Agreement by the parties, RSI shall commence services hereunder; within ten (10) days thereafter the parties shall agree upon dates for completion of all phases (set forth herein and on Exhibit 2) and shall insert such dates on Exhibit 2 and initial each such date. RSI shall complete all phases of the services to be provided hereunder by the dates to be so set forth on Exhibit 2. If RSI does not complete a phase by the date for completion for reasons beyond the control of RSI, it shall have, in the case of only the first instance of any such failure, up to an additional thirty (30) days to complete such phase (and the date of completion of such subsequent phase shall be extended by any such additional time); if RSI fails to meet such extended dates, META shall have the right, in its sole discretion, to terminate this Agreement without further obligation or liability to RSI. If RSI does not complete a phase by the date to be set forth on Exhibit 2 for reasons within the control of RSI, META shall have the right, in its sole discretion, to terminate this Agreement without further obligation or liability to RSI. If, within twenty
(20) days after date hereof, the parties do not agree upon dates for completion of all phases and set forth same on Exhibit 2, META shall have the right, in its sole discretion, to terminate this Agreement without further obligation or liability to RSI.

     6. Term; Termination. (a) Unless otherwise provided, this Agreement shall be in effect for a period of five (5) years beginning on the date of execution hereof; provided, however, that if not terminated pursuant to the provisions of Section 6(b) hereof, upon expiration of the initial term or any extension thereof, this Agreement shall be automatically renewed for successive one (1) year terms unless terminated by either party for any reason or no reason on at least ninety (90) days notice prior to the end of the initial term or any renewal term.

         (b) This Agreement may be unilaterally terminated as follows:


                  (i) A party (the "Terminating Party") shall have the right to terminate this Agreement due to the other party's (the "Non-terminating Party") breach of any obligation incurred hereunder, which breach has not been cured by the Non-terminating Party thirty (30) days following receipt by such Non-terminating Party of written notice of such breach;

                  (ii) META shall be free to terminate this Agreement, upon thirty (30) days notice to RSI, in the event the APS products or services become the subject of a bona fide infringement or similar claim;

                  (iii) META shall be free to terminate this Agreement, upon fifteen (15) days written notice if RSI fails to develop acceptable, commercially viable deliverables within the dates set forth in Exhibit 2.

         (c) Upon termination or expiration of this Agreement for any reason the following will apply:

                  (i) Subject to Section 13, each party shall immediately return to the other party all originals and copies in its possession of all documents and other tangible media containing, embodying or otherwise incorporating the Disclosing Party's Confidential Information (as such terms are defined in Section 11 hereof).

                   (ii)    Subject to Section 13, each party shall cease all use
                           of the other party's Confidential Information.
                  (iii)    Subject to Section  14,  each party  shall be free to
                           use the jointly developed Inventions (as such term is defined in Section 13 hereof).

                  (iv) The parties shall continue to split reduced Royalties on APS goods or services sold as described in Section 7 for the three (3) year period following termination or expiration; provided however, that if this Agreement is terminated by META pursuant to Section 6(b)(i), (ii) and/or (iii) hereof, or RSI terminates this Agreement pursuant to Sections 6(a) or 18, all Royalties payable to RSI shall immediately cease upon the effective date of termination; provided further, that if RSI terminates this Agreement pursuant to
                           Section 6(b)(i), (ii) and/or (iii) or META terminates this Agreement pursuant to Sections 6(a) or 18, then
                           RSI's Royalty shall be *                         *
                           *                                       for such
                           three (3) year period.

                  (v) Termination shall not affect any rights of clients to use the APS goods or services previously sold.

                  (vi) Each party's obligations set forth in this Agreement or any schedule or exhibit hereto shall cease except for those obligations in Sections 11, 12, 13, 14, 15 and 17.

                  (vii) To the extent not earned, RSI shall immediately return the Advance Royalty (as such term is defined in Section 7(b).

         (d) Neither party will be liable to the other for damages of any kind, including incidental or consequential damages, because of the termination of this Agreement in accordance with its terms or the failure to renew this Agreement for any subsequent period. Except as expressly provided in this Agreement, RSI waives any right it may have to receive any compensation or reparations on termination of this Agreement under any law or otherwise. No party will be liable to the other because of termination of this Agreement for reimbursement or damages for the loss of goodwill, prospective profits or anticipated income, or on account of any expenditures or commitments made by either party or for any other reason whatsoever based upon or arising out of such termination.

         7. Royalty Allocations; Royalty Advance. (a) During the term hereof, META shall determine in its sole discretion the fees to be charged to end users of the APS. For all amounts billed by META, net of all credits and adjustments, in respect of sales of the APS during the term of this Agreement, the parties shall each receive as their sole compensation under this Agreement a royalty (the "Royalty") allocated and distributed in accordance with the following percentages: * * *.

         Royalties, if any, shall be distributed monthly, within sixty (60) days of the end of each calendar month commencing with the first complete calendar month following the launch of the APS. The above Royalty presumes that the APS annual retainer services and benchmarking products and services are "bundled"; that is, they are marketed, sold and billed as a single item. To the extent META determines to unbundle some or all of the APS products or services, the parties shall negotiate in good faith a new Royalty allocation that takes into account the relative contribution/burden of the party rendering the particular portion(s) of the unbundled APS products and services.

         (b) *                                                      *
*.

         (c) Principal agrees that he will be available on a scheduled basis as a consultant on additional consulting projects as requested by META from time to time. Principal's current rate is * * for client-billable services. Principal's rate is subject to annual review and increase based on the parties' mutual agreement.


         8. Equipment, Materials and Support. RSI agrees that all compensation to be paid hereunder shall be inclusive of all equipment, materials, support services and other expenses necessary or desirable in connection with the services.

         9. RSI Personnel; Proficiency. Principal will act as project manager and be primarily responsible for performance of the services contemplated by this Agreement. All personnel and any additional personnel who may be assigned by RSI to perform services hereunder shall be subject to prior approval by META. All such personnel shall be proficient in the services required of them and shall be subject to removal from the assignment by META at any time in the sole and absolute discretion of META.

         10. RSI Personnel Conduct. In the event any RSI personnel providing services to META conducts himself or herself in a disruptive or other fashion unacceptable to META, META shall have the right, if RSI is unable to provide alternative qualified personnel reasonably acceptable to META, to terminate this Agreement. 5

         11.  Confidential   Information.   For  purposes  of  this  Agreement,
"Confidential Information" shall mean any information or material proprietary to a party or its affiliates or designated as Confidential Information by a party and not generally known by persons not employed or retained by such party (the "Disclosing Party"), which the other party ("Receiving Party") or its officers, directors, employees, contractors or other agents obtain knowledge of or access to as a result of services to be provided hereunder or otherwise, including without limitation information conceived, originated, discovered or developed in whole or in part by any of such persons. Confidential Information includes, but is not limited to, the following forms of information and other information of a similar nature (whether or not reduced to writing): databases, discoveries, inventions, ideas, concepts, designs, drawings, specifications, algorithms, models, methods, techniques, computer flow charts and programs, improvements, data, documentation, diagrams, research, developments, processes, procedures, know-how, show-how, trade secrets, marketing techniques and materials, plans, customer names, subscriber lists, files and other information or private matter related to the Disclosing Party's sales, past and prospective customers, including cost data, pricing, financial information, organization and charts, employees or business. Confidential Information also includes any information which the Disclosing Party treats, or agrees to treat, as proprietary or have designated as Confidential Information.

         12. Confidentiality. All Confidential Information that a Receiving Party observes or comes into contact with shall be treated as strictly confidential and held in trust solely for the benefit and use of the Disclosing Party and shall not be directly or indirectly disclosed to any other person without the prior written consent of the Disclosing Party. Prior to performing any services hereunder or obtaining access to any Confidential Information, each and every employee and agent of the Receiving Party shall execute multiple copies of a confidentiality agreement in the form reasonably approved by both parties and deliver executed copies of same to META and RSI. Each party shall take reasonable steps and use best efforts to ensure compliance by its employees and agents with such confidentiality agreement. Receiving Party and its employees and agents shall turn over to the Disclosing Party all originals and copies of materials containing Confidential Information in their possession, custody or control upon request by the Disclosing Party or upon termination of the Receiving Party's relationship with the Disclosing Party hereunder.

         13.  Inventions,  Etc.  (a)  Any  and  all  inventions,   improvements,
discoveries or developments, including computer software, or other ideas conceived, created, developed, made by any of RSI and its employees or agents in whole or in part in connection with the services to be provided hereunder or the APS that relate to META's APS business, or are made using any of META's equipment, facilities, materials, labor, money, time or other resource or result from any services performed hereunder (collectively, "Inventions," and singly, an "Invention"), shall belong jointly to META and RSI and shall be treated as Confidential Information hereunder. RSI agrees that it and its employees and agents shall communicate promptly to META any and all Inventions. RSI hereby assigns, transfers and gives to META an undivided one-half interest in and to its entire right, title and interest in and to the Inventions, including all rights therein arising under applicable copyright laws (including the exclusive rights of reproduction, distribution, preparation of derivative works, performance and display), all rights therein arising under applicable patent laws (including all patents and patent applications therein), all so-called moral rights (including the right to edit, modify, alter or destroy, combine the

Inventions with other works or otherwise deal with Inventions), all other exclusionary and/or proprietary rights, and any renewals and extensions associated therewith, as each of the foregoing may be secured under the now or hereafter in force and effect in the United States of America or any other country or countries.

         (b) Notwithstanding any language to the contrary contained in this Agreement, upon termination of this Agreement by META pursuant to Section 6(b)(i), (ii) and/or (iii), or by RSI pursuant to Sections 6(b) or 18, META shall have, and RSI hereby grants to META a perpetual, irrevocable right and license to use, copy, distribute, license, sell and create derivative works of, all of the data, databases, methods, methodologies, technologies included in RSI's Confidential Information in consideration for META paying to RSI the Royalty described in Section 6(c)(iv) above.


         14. Covenant Not to Compete. (a) RSI agrees and covenants that neither RSI nor its affiliates (including its Principal) shall, without the prior written consent of META, directly or indirectly, anywhere within the United States or any foreign country in which META does business for a period from the date hereof until one (1) year following termination of this Agreement for any reason: (1) team, acquire, finance, assist, support, or become associated as an employee, distributor, representative, agent, partner, shareholder, coventurer, landlord, supplier, consultant to or developer for, or otherwise, with a business that directly competes with META, including any business which is engaged in providing syndicated IT or retainer IT research, IT benchmarking or IT outsourcing consulting, including without limitation, Gartner Group, GIGA Group, Forrester Research, Compass, Technology Partners, Inc. (TPI) and Technology & Business Integrators (TBI) (any such business is hereinafter referred to as a "Competitive Business"); (2) for the purpose of conducting or engaging in any Competitive Business, call upon, solicit, advise or otherwise do, or attempt to do business with any suppliers, customers or accounts of META or take away or interfere or attempt to interfere with any customer, trade, business or patronage of META; or (3) interfere with or attempt to interfere with or hire any officers, employees, representatives or agents of META, or any of their subsidiaries of affiliates, or induce or attempt to induce any of them to leave the employ of META or any of their subsidiaries or affiliates, or violate the terms of their contract with any of them. META and RSI intend that the covenants of this paragraph shall be deemed to be a series of separate covenants, one for each county of each and every state, territory or jurisdiction of the United States and one for each month of the period specified above. If, in any judicial proceeding, a court shall refuse to enforce any of such covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings. Notwithstanding the foregoing, the following companies are excluded from the definition of "Competitive Business": * * and nothing will preclude RSI from engaging independently in the business of providing IT benchmarking or IT outsourcing consulting or from engaging independently or with others in other than a Competitive Business.

         (b) RSI represents, warrants and covenants that RSI is subject to service of process in the State of Connecticut and that RSI will remain so subject so long as this Agreement is in effect. If for any reason RSI should not be so subject, RSI hereby designates and appoints, without power or revocation, the Secretary of the State of Connecticut as RSI's agent upon whom may be served all process, pleadings, notices or other papers which may be served upon it as a result of any of its obligations under this Agreement.

          (c) RSI agrees that the execution of this Agreement and performance of its obligations hereunder shall be deemed to have a Connecticut situs, and RSI shall be subject to the personal jurisdiction of the courts of the State of Connecticut with respect to any action the META, its successors or assigns may commence hereunder. Accordingly, RSI hereby specifically and irrevocably (a) agrees that any suit, action or other legal proceedings arising out of this Agreement may be brought in the courts of record of the State of Connecticut or the courts of the United States located in such state; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; and (c) waives any objection which RSI may have to the laying of venue of any such suit, action or proceeding in any of such courts. For such time as any obligation under this Agreement or any liabilities remain outstanding, RSI's agent designated in this paragraph shall accept and acknowledge service on RSI's behalf of any and all process in any such suit, action or proceeding brought in any such court. RSI agrees and consents that any such services of process upon such agent and written notice of such service to RSI by registered mail shall be valid personal service upon RSI and that any such service of process shall be of the same force and validity as if service were made upon RSI according to the laws governing the validity and requirements of such service in such state and waives all claims of error by reason of any such service.

         15. Injunctive Relief. Because of the unique nature of Confidential Information and Inventions, each party understands and agrees that the other party will suffer irreparable harm in the event any party breaches or otherwise fails to comply with the provisions of this Agreement and that monetary damages will be inadequate to compensate the nonbreaching party for any such breach. Accordingly, each party agrees that the nonbreaching party will, in addition to any other remedies available to them at law or in equity, be entitled to preliminary and permanent injunctive relief to enforce this Agreement.

         16. No Conflicting Obligations. RSI warrants and represents that it is not now under obligation to any other person, and has no interest, that is inconsistent or in conflict with this Agreement or would prevent, limit or impair in any way the performance by RSI of any of the terms of this Agreement or the services contemplated hereby. RSI further warrants and represents that it has not brought to and will not bring or use in the performance of its services hereunder any proprietary or confidential information (whether or not in writing) of any other person or entity.

         17. Indemnification. (a) RSI hereby agrees to indemnify and hold META harmless from and against, and to reimburse META regarding, any and all claims, obligations, liabilities, damages, losses, actions, suits, disbursements, costs and expenses, including without limitation reasonable attorneys' and expert witnesses' fees and expenses, suffered or incurred by META as a result of the
(i) willful misconduct, negligence, human error, act or omission of RSI or any of its employees or agents in the performance or failure to perform the services contemplated hereby, (ii) breach or inaccuracy of or in any statement, representation or warranty of RSI contained in this Agreement or any schedule, exhibit, document or other attachment delivered pursuant hereto or as part of the services contemplated hereby, (iii) failure of RSI to perform any agreement or covenant required by this Agreement to be performed by RSI, and (iv) alleged or actual infringement of any copyright, patent or other intellectual property right arising from or relating to the services contemplated hereby.

         (b) RSI hereby agrees to defend and/or handle at its own cost and expense any claim or action against META, its subsidiaries and/or affiliated companies, for actual or alleged infringement of any patent, copyright or other property right (including, but not limited to, misappropriation of trade secrets) based on any database, software program, service and/or other materials furnished to META by RSI or used by RSI pursuant to the terms of this Agreement or the use thereof by META.

         (c) RSI agrees to give to META, in reasonable detail, prompt written notice of any threat, warning, or notice of any such claim or action against RSI which could have an adverse impact on META's or RSI's use of said database, software program, service and/or materials.

         (d) In addition to META's other rights and RSI's obligations pursuant to this paragraph, RSI agrees, should META's use of any database, software program and/or other material furnished to META by RSI, be enjoined by any court, to promptly obtain, at no expense to META, the right to continue to use the items so enjoined or, at no expense to META, provide META promptly with substitute items (which supply of such items will not violate any third party's rights), that the qualitatively and functionally at least the equal of the enjoined products and reasonably satisfy META's needs to the same extent as the enjoined product.

         18. Unilateral Termination Right. In addition to the rights of the parties to terminate this Agreement set forth in Section 6 above, after January 1, 1998, either party shall have the unilateral right to terminate this Agreement, in its sole discretion and upon no less than thirty (30) days prior notice to the other party, at any time for any other reason or no reason. In the event META exercises such unilateral termination right, META shall pay to RSI the aggregate Royalties and reimbursable expenses to the date of such termination, subject to any claims or set offs META may have (including recoupment of any unearned Advance Royalty).

         19. Independent   Contractor.   The  parties  to  this  Agreement  are
independent contractors and nothing herein shall be construed to place them in the relationship of partners, joint venturers, or principal and agent. RSI shall not have the power to bind or obligate META, nor shall META have the power to bind or obligate RSI; no party shall hold itself out as having any such authority. Personnel supplied by RSI hereunder are not META's personnel or agents, and RSI assumes full responsibility for its acts. RSI shall be solely responsible for the payment of compensation of RSI employees assigned to perform services hereunder and such employees shall be informed that they are not entitled  to the  provision  of any META  employee  benefits.  META shall not be responsible for payment of workers' compensation, disability benefits, unemployment insurance or for withholding income taxes and social security for any RSI employee, but such responsibility shall be that of RSI. In the event that the Internal Revenue Service, any state or local government agency or any other applicable entity determines that the personnel provided by RSI are employees of META for the purpose of withholding tax liability, RSI agrees to indemnify META against and release META from all liabilities, costs, and expenses (including, but not limited to, attorneys' fees) associated with the defense of such claim. 9

         20. Insurance. While RSI provide services to META hereunder, RSI shall maintain general liability insurance in the amount of $1,000,000 providing coverage to RSI and META as named insureds against liability for bodily injury, death or property damage. RSI, at RSI's expense, shall obtain from and, while this Agreement is in effect, maintain with, companies acceptable to META, the following :

         (i) comprehensive general liability insurance, naming META as an additional insured, for bodily injury and property damage with a minimum combined single limit of one million dollars ($1,000,000.00) per occurrence; and

         (ii) to the extent RSI has employees other than Principal, worker's compensation insurance, in statutory amounts, including employer's liability insurance with a minimum limit of one hundred thousand dollars ($100,000.00).

         RSI's insurance shall be deemed to be primary. RSI, at its expense may obtain and maintain such insurance in addition to that described in clauses (i) and (ii) of this paragraph as RSI deems necessary or advisable. RSI shall not be deemed to be relieved of any liability or responsibility because of the fact that it maintains (or does not maintain) insurance. Before RSI begins to perform the services described herein, RSI shall cause its insurance carriers to certify in writing to META that the insurance described in this paragraph: (a) are in force and (b) may not be canceled or substantially changed unless such carriers notify META thereof at least thirty (30) days in advance In the event that, at any time, META asks RSI to do so, RSI shall permit META to examine the originals of the policies that relate to the insurance described in this paragraph.

         In the event that RSI decides to use personnel other than its own personnel to perform, or help RSI perform, the services, RSI shall arrange to have such personnel, or the entities for which such personnel work, provide to RSI, before such personnel begins to work, evidence of the same fidelity and insurance coverage that RSI must obtain and maintain as described in the first paragraph of this Paragraph 20, subject to the same terms and conditions contained in such paragraph.

         RSI shall advise META of all damages to property of META or of other entities, and of all injuries to persons, of which RSI may become aware in connection with its performing the services and its other obligations pursuant to this Agreement and shall do so promptly after it becomes so aware. RSI, at its expense, shall obtain, and, while this Agreement is in effect, maintain, insurance, in commercially reasonable amounts, that covers the theft, loss or destruction of the equipment, tools and supplies that RSI uses to perform the services and its other obligations pursuant to this Agreement.

         21. Notice. All notices hereunder shall be in writing and be deemed given when delivered personally or on the fifth business day after being mailed, postage prepaid, by registered or certified mail, return receipt requested, to the appropriate party at its address first above written (or at such other address for such party as shall be specified by notice in fact delivered).

         22. Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants, and agreements contained in this

Agreement or in any schedule, exhibit or other document delivered pursuant hereto shall survive and continue in full force and effect after any investigation made at any time by or on behalf of any party hereto or after completion of the services contemplated hereby or both.

         23. Severability. The parties intend that the terms of this Agreement shall be enforced to the greatest extent permitted by applicable law. If, for any reason whatsoever, any one or more of the provisions of this Agreement shall be held to be inoperative, unenforceable or invalid by a court of competent jurisdiction in a particular case, such holding shall not render such provision, in any other case, or render any of the other provisions of this Agreement, inoperative, unenforceable or invalid.

         24. Headings. The paragraph headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         25. Assignment; Benefit. This Agreement may not be assigned by any party without the prior written consent of the other parties, except that META may assign this Agreement in connection with a merger, consolidation or sale of all or substantially all of its assets. This Agreement shall be binding upon and insure to the benefit of the successors and permitted assigns of the parties. Nothing in this Agreement is intended to confer upon any person, other than the META and RSI and its successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

         26. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

         27. Entire Agreement; Modification. This Agreement, including all schedules, exhibits and other attachments hereto, sets forth the entire agreement among the parties regarding the subject matter hereof. Any and all prior or other agreements relating hereto are merged herein. The terms of this Agreement may not be amended, waived, rescinded, terminated or otherwise modified except by a writing signed by a duly authorized representative of the party, or the party himself, to be so bound. A party may waive in writing compliance by another party with any of the terms of this Agreement (except such as may be imposed by law); no such waiver, however, shall be a waiver of any other matter or a continuing waiver.

         28. Governing Law. This Agreement shall be governed by the laws of the State of Connecticut, without regard to its conflicts of laws. Any dispute shall be resolved in the state or federal court for Fairfield County, Connecticut.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement on the dates set forth below.

META:                                                RSI:

META Group, Inc.                                     Rubin Systems Incorporated

By  /s/ Dale Kutnick                                  By  /s/ Howard Rubin
    ------------------------                              ----------------------
    Dale Kutnick                                          Howard Rubin

    Title  President and CEO                          Title  President
           -----------------                                 -------------------
    Date  October 11, 1996                            Date   October 11, 1996


Principal:


 /s/ Howard Rubin
--------------------------------
Howard Rubin, Individually

Date  October 11, 1996

                                  EXHIBIT I
                                  ---------

RSI will:
    maintain benchmark database and provide unlimited access for ad hoc data queries for client inquiries and consulting conduct all APS benchmarks produce APS Benchmark Results Report for each client produce Annual Worldwide Benchmark Report provide additional support to META's APS staff for handling client inquiries provide client telephone support of data collection process

META Group will:
    provide sales & marketing
    provide META sales support
    produce marketing and sales collateral with support from RSI (particularly with respect to the benchmarking portion of APS) handle all client inquiries distribute and collect data collection instruments provide production support and mailing of all research deliverables conduct initial half day benchmark workshop for clients

RSI and META APS staff will jointly:
    maintain currency of data collection instruments and questionnaires (RSI will champion this effort and be primarily responsible) define and create regular research reports within three months of the APS service launch (META will champion this effort and be primarily responsible)

Deliverables:
    Support - By RSI:  Annual Application Productivity Benchmarks; By META:
    Telephone Consultation (Inquiries and Ad-hoc data queries); By META:
    Annual Conference, Data Collection Support (additional fee on contract basis for services beyond minimum required, META can perform directly oroutsource)

    Written - By  RSI:  Annual  Customized  Application  Productivity  Benchmark
         Results Report, Annual Worldwide Benchmark Report; By META: META Fax, some set of monthly written reports to be specified by META from time to time and for which RSI will collaborate and contribute

Data Collection questionnaire and reports to be provided by RSI subject to review, expansion and modification from time to time as META and RSI may agree
    1) Work-Profile metrics
         Maintenance vs. development
         Maintenance drill-down
         Development lifecycle drill-down by industry and cross-industry

    2) Portfolio Support Characteristics (support rates and language distribution)
    3) Development Productivity
         lines of code
         function points
         cycle times
    per employee or project
    4) Quality (post-release defect rates) (can also include quality of systems review)
    5) Software Tool for conducting  Carnegie Mellon University software process assessment
    6) Best Practices inventory (review of tools, techniques,
    and organizational infrastructure)
    7) Staff Profile - % of staff by:
         job title
         training level
         degrees
         compensation
    8) Budget/Spending Patterns - Overall spending and drill down, also expected change
    9) Organizational Priorities - Where overall IT and development priorities are focused

                                           EXHIBIT 2

                                    Milestones and Timing

Generally:                   as soon as  possible,  but not later than three (3)
                             months  after  the   commencement   of  a  client's
                             subscription for APS, META will conduct an on-site benchmarking workshop and initiate data collection.
                             From the time at which client data has been collected, RSI will finalize the benchmarking and produce an APS report for such client as soon as possible but not more than one (1) month of RSI's receipt after all or substantially all of such client's data.

APS Service Launch:          1/1/97

Client Inquiries: To be acted on by META within 48 hours, provided that to the extent META requires the input/services of RSI, RSI will reasonably cooperate and use its best efforts to ensure META's timely response.

APS Annual
Conference:                  Second Half of calendar 1997

Conference Planning
Timetable:                   [To be supplied by BD and appended]